Exhibit 99.1

BM TECHNOLOGIES STRENGTHENS MANAGEMENT TEAM TO LEAD THE NEXT PHASE OF GROWTH

Raj Singh, a Veteran Investment Banking Executive, Named as Co-CEO

Jamie Donahue Promoted to President and Jim Dullinger Promoted to Chief Financial Officer

RADNOR, PA, March 27, 2023 - BM Technologies, Inc. (NYSE American: BMTX) (“BM Technologies,” “BMTX,” “we,” or the “Company”), one of the largest digital banking platforms and Banking-as-a-Service (BaaS) providers, announced today the appointment of Raj Singh as Co-CEO.

“The Board of Directors and I are delighted to welcome Raj as my partner and Co-CEO as we position BMTX for our next phase of growth,” said Luvleen Sidhu, Chair, CEO, and Founder of BMTX. Sidhu continued, “Raj has been a valued partner for nearly three years, advising us from the start of our journey as an independent public company. More recently, he joined the Board of Directors and has partnered closely on various business initiatives. His experience with corporate strategy, complex negotiations, mergers and acquisitions, finance and accounting, and capital markets brings both breadth and complementary skillsets to the senior leadership team. In his new role, Raj’s principal responsibilities will be to assist in driving revenue growth and implementing operating efficiencies resulting in improved EBITDA over the next 3-5 years. His addition builds on recent enhancements to the senior leadership team, including Jamie Donahue’s promotion to President and Jim Dullinger’s promotion to CFO. I look forward to working with our executive team as we execute on our plan for long-term shareholder value creation.”

For more than 20 years, Singh worked in senior leadership roles building and managing products and teams in the investment banking practice of Raymond James, including most recently as Vice Chairman of Investment Banking. During his career, Singh managed over 150 investment banking transactions, including M&A transactions, debt and equity financings, balance sheet recapitalizations, restructurings, financial opinions, and valuations. Singh earned an MBA from the University of North Carolina at Chapel Hill and a BS in Accounting from Rutgers University. Early in his career, he earned the designation of Certified Public Accountant.

“I’m excited to partner with Luvleen and the rest of BMTX’s skilled and accomplished executives, as well as its many talented team members,” said Raj Singh. “I’m honored by the opportunity to join a well-established and respected leader in the fintech industry.”

In connection with Mr. Singh’s appointment, he received an inducement award of 500,000 restricted stock units, 50% of which time vest over four years and 50% of which are performance based. This inducement grant was made outside of the Company’s 2020 Equity Incentive Plan and was approved by the independent members of BM Technologies’ Board of Directors, including all the members of the Compensation Committee, in reliance on the inducement award exemption from the shareholder approval requirements under Section 303A.08 of the New York Stock Exchange Listed Company Manual.

The Company will host a conference call and webcast on Monday, March 27, 2023, at 5:00 pm ET to discuss fourth quarter and full year 2022 results and this announcement. The conference call will be webcast live from BMTX’s investor relations website. A replay will be available following the call.

About BM Technologies, Inc.

BM Technologies, Inc. (NYSE American: BMTX) - formerly known as BankMobile - is among the largest Banking-as-a-Service (BaaS) providers in the country, providing access to checking and savings accounts, personal loans, and financial wellness. It is focused on technology, innovation, easy-to-use products, and education with the mission to financially empower millions of Americans by providing a more affordable, transparent, and consumer-friendly banking experience. BM Technologies, Inc. (BMTX) is a technology company, and is not a bank, which means it provides banking services through its partner bank. More information can be found at www.bmtx.com.

Contact:

Brigit Hennaman
Rubenstein Public Relations
bhennaman@rubensteinpr.com
212-805-3005

Investors:

Jim Dullinger, Chief Financial Officer

BM Technologies, Inc.

jdullinger@bmtx.com

484-985-2604